PROCESSING AND MARKETING

                                    AGREEMENT

                                    BETWEEN

                           FREEPORT SULPHUR COMPANY,

                                  A Division of
                        Freeport-McMoRan Resource Partners,
                               Limited Partnership

                                      AND

                            FELMONT OIL CORPORATION

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----
PREAMBLE                                                                1
I:     DEFINITIONS                                                      2
II:    SCOPE OF AGREEMENT                                              12
III:   QUANTITY                                                        14
IV:    TERM                                                            15
V:     SERVICES                                                        16
VI:    PRICE                                                           19
VII:   BLENDING                                                        25
VIII:  VATTING                                                         29
IX:    OPERATIONAL AND PROCESS LOSSES                                  30
X:     ADDITIONAL CAPITAL                                              31
XI:    ADDITIONAL CAPITAL DISPUTE RESOLUTION                           43
XII:   WARRANTIES                                                      46
XIII:  SALES AGENCY                                                    47
XIV:   TERMINATION PURCHASE REQUIREMENT                                49
XV:    TITLE; RISK OF LOSS                                             51
XVI:   INSURANCE                                                       51
XVII:  AUDIT                                                           54
XVIII: TAXES                                                           55
XIX:   ASSIGNMENT                                                      55
XX:    FORCE MAJEURE                                                   56
XXI:   NOTICES                                                         58
XXII:  GOVERNING LAW                                                   59
XXIII: MISCELLANEOUS                                                   59

                        PROCESSING AND MARKETING AGREEMENT

     THIS AGREEMENT, made as of the 19th day of June, 1990, between FREEPORT SULPHUR COMPANY, a division of Freeport-McMoRan Resource Partners, Limited Partnership ("Freeport"), a Delaware limited partnership, and Felmont Oil Corporation ("Felmont") a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, Freeport, Felmont and IMC Fertilizer, Inc. ("IMCF") are Lessees under that certain Sulphur and Salt Lease, designated by Serial No. OCS-G 9372 granted effective as of May 1, 1988 by the United States Department of the Interior, Minerals Management Service, as Lessor, covering all of Block 299, Main Pass Area, South and East Addition, OCS Leasing Map, Louisiana Map No. 10A (the "Sulphur Lease"), and

     WHEREAS, Freeport, Felmont and IMCF are parties to that certain Joint Operating Agreement, made as of May 1, 1988 for the exploration, development and production of sulphur from the Sulphur Lease (the "Joint Operating Agreement"), and

    WHEREAS, pursuant to operations under the Joint Operating Agreement a deposit of sulphur has been discovered on the Sulphur Lease and plans are in progress for the construction of a mine to produce such deposit (the "Main Pass Mine"), and

    WHEREAS, Felmont is desirous of entering into an agreement whereunder, with respect to the sulphur produced for the account of Felmont from the Main Pass Mine, Freeport would provide storage, filtration, blending, purification, vatting, melting, loading into transportation equipment, marketing and associated transportation services, and

     WHEREAS, Freeport is desirous of rendering the aforesaid services to Felmont,

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Felmont and Freeport agree as follows:

                              I. Definitions

    1.1 "AGREEMENT" shall mean this Processing and Marketing Agreement and all schedules attached to it, which schedules are incorporated into this Agreement by this reference.

    1.2 "AVERAGE SALES REALIZATION" means the average revenue per ton realized by Freeport from Combined Sulphur sold to customers in arm's length transactions during a month (excluding sales to Freeport and Freeport Related Parties) less the per ton average of all appropriate adjustments such as discounts, transfer-related taxes and bad debt losses and subsequent bad debt loss recoveries (excluding sales to Freeport and Freeport Related Parties).

     1.3 "CLOSURE COST" means the total cost incurred by Freeport as the result of the abandonment (by sale or otherwise) or permanent closure of a facility utilized in the performance of this Agreement in order to comply with all applicable environmental laws and regulations (including, for example, and without limitation, dismantlement and/or removal of structures and equipment, site restoration, reclamation, clean up and/or protection) and in order to discharge all obligations to, and claims of, third parties (including for example and without limitation, that portion of the direct costs of employee terminations attributable to the period that this Agreement was in effect prior to such terminations), and any other reasonable cost incurred by Freeport for purposes of effecting such closure or abandonment.
In the event Freeport sells any Facility to a third party, Closure Cost shall also include all obligations to, and claims of, such purchaser, including for example, and without limitation, environmental-related claims of, such purchaser; provided, however, in the event of the sale of an Initial Facility, Freeport shall first apply the full proceeds received from the sale to satisfy such obligation to or claim of a purchaser and only the excess above such proceeds shall be included in Closure Cost. Closure Cost is intended to include only those costs which a reasonable businessman in similar circumstances would incur using his own funds and not taking into account any reimbursement or indemnification such as those which may be owed by Felmont to Freeport under this Agreement or by third parties to Freeport under other agreements providing for similar reimbursement or indemnification.

    1.4 "COMBINED SULPHUR" means with respect to any time period the total commingled Freeport Sulphur and Felmont Sulphur sold during such time period to customers other than Freeport or Freeport Related Parties.

    1.5 "COMMENCEMENT DATE" means a date designated by Freeport, in a written notice to Felmont, as being the date upon which production of sulphur in commercial quantities (that is, quantities larger than those required for purposes of sampling, analysis or evaluation) shall have commenced at the Main Pass Mine.

     1.6 "DAY" means a 24-hour period commencing at midnight and ending on the next following midnight.

     1.7 "EARLY TERMINATION FACILITY" means any Replacement Facility, New Facility or any facility identified in the Facilities Improvement Schedule for expansion or modification of an Existing Facility as contemplated therein which, as of the date of termination of this Agreement under Section 4.2 (provided such date is prior to the tenth anniversary of the Commencement
Date), has been approved by Felmont for acquisition and for construction by Freeport (if such approval is required), and which has been acquired and/or constructed by Freeport, or with respect to which a binding contract or contracts for acquisition and/or construction has been entered into by Freeport, prior to Freeport's receipt of Felmont's notice of termination given as provided in Section 4.2.

     1.8 "EXISTING FACILITIES" means Freeport's currently existing facilities which shall be made available for use in performing its obligations under the Agreement and which are listed on Schedule A hereto.

     1.9 "FACILITIES" means any or all of the Existing Facilities. Initial Facilities, New Facilities or Replacement Facilities provided for in this Agreement, as the context may require.

     1.10  "FACILITIES CHARGE" means the fee determined as provided in
Section 6.3 hereof, payable by Felmont to Freeport for the use of Freeport's Facilities in rendering the services to be performed under this Agreement.

     1.11  "FACILITIES FEE" shall have the meaning for such term set forth in
Article XIV hereof.

     1.12 "FACILITIES IMPROVEMENT SCHEDULE" means expansions and modifications to be made by Freeport, at Freeport's sole expense, in respect of facilities set forth in the Existing Facilities Schedule, which such expansions and modifications are set forth on Schedule B attached hereto.

     1.13 "FELMONT BLENDING SULPHUR" means recovered Sulphur or other high-quality sulphur used for blending purposes which is furnished by Freeport and is credited to Felmont's account pursuant to Article VII.

     1.14 "FELMONT MAIN PASS SULPHUR" means the sulphur produced for the account of Felmont from the Main Pass Mine.

     1.15 "FELMONT SULPHUR" means Felmont Main Pass Sulphur plus Felmont Blending Sulphur after taking into account operational, process and other gains and losses as provided in Article IX.

     1.16 "FELMONT TONNAGE" means the quantity of Combined Sulphur which from time to time constitutes Felmont Sulphur, which has been sold, such quantity to be determined in a manner consistent with the principles of the Sales Allocation Procedure in Schedule C hereof.

     1.17 "FREEPORT EMPLOYEE" means an employee of Freeport-McMoRan Inc. or any of Freeport's Related Parties.

     1.18 "FREEPORT SULPHUR" means sulphur owned by Freeport which is produced at the Main Pass Mine or at Freeport's other mines located in the Gulf Coast area, or purchased by Freeport in the Gulf Coast area, or purchased by Freeport outside the Gulf Coast area and delivered to a Freeport facility in the Gulf coast area.

     1.19 "G & A" means the portion of the corporate general and administrative overhead costs of Freeport-McMoRan Inc. borne by Freeport.

     1.20 "GULF COAST AREA" means any of the land, littoral, state and federal continental shelf and offshore waters in, of or adjacent to the states of Texas, Louisiana, Mississippi, Alabama and Florida and all other areas within any of those states.

     1.21 "INITIAL FACILITY OR FACILITIES" means any one of or the collective capital facilities identified on the Existing Facilities Schedule and the Facilities Improvements Schedule.

     1.22 "MANAGEMENT FEE" means the fee specified in Section 6.2 hereof, payable by Felmont to Freeport as a fee for performing certain services under this Agreement.

     1.23 "MARKETING FEE" means the fee specified in Section 6.4 hereof, for performing certain marketing services under this Agreement.

     1.24  "MONTH" means a calendar month.

     1.25 "NEW FACILITY" means a facility or group of related facilities that of itself will perform a function related to sulphur from the Main Pass Mine not performable by the Initial Facilities; a facility or group of related facilities which by its addition would cause a function performable by the Initial Facilities related to sulphur from the Main Pass Mine to be substantially enlarged; a facility or group of related facilities which is different in kind from any of the Initial Facilities and which is required primarily or exclusively to improve the economics of overall operations related to sulphur from the Main Pass Mine; or a facility or group of facilities which, in combination with other facilities, is required for the conduct of a new function related to sulphur from the Main Pass Mine.

     1.26 "OPERATING CHARGE" shall have the meaning for such term set forth in Article XIV hereof.

     1.27 "OPERATING COST REIMBURSEMENT" means a fee payable by Felmont to Freeport, in the manner described in Section 6.1, equal to all actual operating costs (including costs from Related Parties) incurred by Freeport in rendering the services described in Article V hereof.

     1.28 "PORT SULFUR TERMINAL" means Freeport's Terminal at Port Sulphur, Louisiana.

     1.29 "PURCHASE REQUIREMENT PERIOD" shall have the meaning for such term set forth in Article XIV hereof.

     1.30 "PURCHASE REQUIREMENT PRICE" shall have the meaning for such term set forth in Article XIV hereof.

     1.31  "QUARTER" means a calendar quarter.

     1.32 "REASONABLE COST OF CAPITAL" means, regardless of the method of conventional or alternative (e.g. sales/leaseback) financing or acquisition actually chosen by Freeport to obtain a

Facility, the costs, including interest at a fixed rate, fees and other charges, if any, which are or would have been incurred in obtaining the funds actually required to obtain the Facility from a third party in an arm's-length transaction until such funds are repaid or recovered.

     1.33 "RECEIVING POINT" means the Port Sulphur Terminal or such other location as Freeport may designate from time to time for the first shoreside receipt by Freeport of Felmont Main Pass Sulphur.

     1.34 "RELATED PARTY" means when used in relation to one of the parties to this Agreement, any corporation, partnership, joint venture or other entity or form of enterprise other than a party hereto, that shall be directly or indirectly under joint or common control of, controlled by or controls that party.

     1.35 "REPLACEMENT FACILITY" means a facility or group of related facilities which replaces an Initial Facility (or a previously acquired Replacement Facility) essentially in kind; a facility or group of facilities which replaces an Initial Facility (or a previously acquired Replacement Facility) and which, although different in kind from such Initial Facility (or a previously acquired Replacement Facility), performs essentially the same function as the Initial Facility (or a previously acquired Replacement Facility) in respect of sulphur from the Main Pass Mine and involves some improvement in the economics of overall operations; or a facility or group of related facilities provided or modified to perform an existing work requirement in respect of sulphur from the Main Pass Mine using a different method where use of such different method is dictated by factors not within the control of Freeport.

     1.36 "REQUIREMENT DISCOUNT" shall have the meaning for such term set forth in Article XIV hereof.

     1.37 "REQUIREMENT PERIOD AVERAGE SALES REALIZATIONS" shall have the meaning for such term set forth in Article XIV hereof.

     1.38 "REQUIREMENT PERIOD CHARGE" shall have the meaning for such term set forth in Article XIV hereof.

     1.39 "REQUIREMENT PERIOD SALES TONNAGE" shall have the meaning for such term set forth in Article XIV hereof.

     1.40  "TAMPA TERMINAL" means Freeport's terminal at Tampa, Florida.

     1.41 "TERMINATION PURCHASE REQUIREMENT" means the obligation of Freeport to purchase and of Felmont to sell Felmont Sulphur in the event of certain circumstances of termination as described in more detail in Article XIV hereof.

     1.42  "TON" means a ton of 2240 pounds.

                            II. SCOPE OF AGREEMENT

     2.1 GENERAL. Freeport will take receipt of the Felmont Sulphur at the Receiving Point, commingle the same with Freeport Sulphur, and sell Felmont's share of such commingled sulphur to purchasers. Freeport will perform, in accordance with the terms and conditions hereinafter set forth, all services required between receipt and sale of such sulphur, including storage, filtration, blending, purification (by means other than blending, if required), vatting, melting, loading into transportation equipment, marketing and associated transporting and terminalling services.

     2.2 OTHER AGREEMENTS. Freeport's entry into this Agreement shall in no way limit Freeport's right to enter into agreements with other parties to perform for such parties any services of the kind to be rendered hereunder; provided, however, Freeport shall not knowingly enter into any agreement that would adversely affect performance of Freeport's obligations under this Agreement, and further provided, that no such third party agreement shall provide to any such third party any priority that is above that afforded to Felmont or otherwise Consistent with the following:

          (i) With respect to the use of Initial Facilities, no third party shall have any priority that is above the priority afforded to Felmont;

          (ii) With respect to the use of New and Replacement Facilities for which Felmont pays any adjustment to the Facilities recharge pursuant to
Article 10, all such third party priorities shall be below the priority afforded to Felmont unless such third party is obligated to pay a proportionate share of the capital cost (including the Reasonable Cost of Capital associated therewith) of such New or Replacement Facility in which latter case such third party priority shall be equal to the priority afforded Felmont.

     2.3 SPARE CAPACITY. In the event Freeport enters into any agreement to provide services to any third party utilizing the spare or idle capacity of any Facility, the revenue received by Freeport for such services shall be retained by Freeport. All operating costs for such services shall be for the account of Freeport. For purposes of this Section 2.3, "operating costs" shall have the same meaning as it has in Section 6.1(i). No reduction to the base Facilities Charge or to any adjustment to the Facilities Charge shall be made as a consequence of the use of such spare or idle capacity for provision of such services to third parties unless such Facility is a New or Replacement Facility that has incremental or surplus capacity in which case the adjustment shall be made as provided in Section 10.3.

                               III. QUANTITY

     This Agreement shall apply to 100% (one hundred percent) of the Felmont Main Pass Sulphur produced during the term of this Agreement, including the Purchase Requirement Period, and 100% (one hundred percent) of the Felmont Blending Sulphur delivered to the Port Sulphur Terminal as provided in
Article VII.

                               IV. TERM

     4.1 The term of this Agreement will commence on the date of its execution by the parties and shall remain in effect thereafter so long as economically recoverable reserves of sulphur remain at the Main Pass Mine unless sooner terminated as provided herein.

     4.2 Notwithstanding any other provision of this Agreement, Felmont shall have the continuing right to terminate this Agreement at any time for any reason or no reason effective on a date specified by Felmont in a notice thereof to Freeport given not more than 25 days nor less than 20 days in advance of the effective date of termination. Notwithstanding termination pursuant to Section 4.2, this Agreement shall remain in effect during the Purchase Requirement Period.

     4.3 Each party hereto shall have the right to terminate this Agreement for any reason or no reason on the tenth, fifteenth or twentieth anniversaries of the Commencement Date by notice thereof to the other party given not less than 3 years in advance of any such anniversary dates, and absent exercise by Felmont of its continuing right to terminate under Section 4.2, this Agreement shall terminate as of the date specified in such notice and the Termination Purchase Requirement shall not be applicable.

     4.4 No termination of this Agreement, whether under Section 4.2 or 4.3, shall affect any provision of this Agreement which by its terms or necessary operation continues after termination.

                               V. SERVICES

    From and after the Commencement Date Freeport shall provide the following services, which services shall be rendered by Freeport as principal and exclusively in Freeport's name:

     5.1 Receipt at the Receiving Point of Felmont Main Pass Sulphur (such sulphur to be transported from the Main Pass Mine to the Receiving Point pursuant to the Joint Operating Agreement) and the short term storage thereof at the Receiving Point to the extent required under normal operating circumstances prior to its loading into transportation equipment.

     5.2 Filtration of Felmont Main Pass Sulphur to reduce average ash content to meet commercial specifications (currently 30 parts per million or less).

     5.3 Purification (currently anticipated to be accomplished by blending with higher grade sulphur) of Felmont Main Pass Sulphur by reducing the carbon content thereof to meet commercial specifications (currently 0.25% or less).

     5.4 As Freeport should deem necessary from time to time, the introduction of liquid Felmont Sulphur into solid storage vats at the Receiving Point for long term storage and the melting thereof upon withdrawal of such sulphur from the solid storage vats. At any point in time, the proportionate solid storage capacity available for Felmont Sulphur shall be (i) 134,000 tons at the Port Sulphur Terminal, plus (ii) in the event such 134,000 ton capacity at the Port Sulphur Terminal becomes insufficient for the quantity of Felmont Sulphur then being vatted, such additional solid storage capacity at the Port Sulphur Terminal or other storage capacity at other storage facilities as Freeport shall arrange.

     5.5 Identifying and obtaining purchasers for Felmont Sulphur commingled in Combined Sulphur, negotiating, preparing and executing, solely in Freeport's name, all sales contracts and administration of all sales contracts (including all accounting, legal, credit analysis and collection services, invoicing and technical service support required therefor and providing to Felmont monthly sales and inventory reports related to all such activities). Monthly sales reports provided to Felmont shall indicate the total quantity sold in each market served by Freeport and the average sales realization in each such market. All marketing information to be furnished by Freeport hereunder is deemed by Freeport to be confidential and Felmont agrees that it shall treat such information in the same manner Felmont treats its own confidential information.

     5.6 Arranging for all transportation equipment and labor required to deliver Felmont Sulphur to customers, including use of Freeport's own transportation equipment and labor and such equipment and labor as Freeport may contract from Freeport's Related Parties and third parties.

     5.7 Loading and delivery of Felmont Sulphur into transportation equipment. In the event of a shortage in sulphur vessel capacity subject to Freeport's control, first and equal priority shall be given to the transport of Freeport's sales tonnage (including tonnage sold by Freeport on Felmont's behalf and tonnage consumed by Freeport or Freeport's Related Parties), sulphur produced at the Main Pass Mine, sulphur to be moved for others pursuant to shared transportation equipment commitments, and sulphur used for blending or vatting; second priority shall be given to all other Freeport uses of its transportation equipment.

     5.8 With respect to customers taking delivery of Felmont Sulphur at or through the Tampa Terminal or another Freeport receiving facility as designated by Freeport, unloading of Felmont Sulphur at such facility from marine transportation equipment and short-term storage of such sulphur to the extent required under normal operating circumstances prior to its delivery Into transportation equipment for final shipment to customers.

                               VI. PRICE

    From and after the Commencement Date, for the services rendered by Freeport pursuant to Article V hereinabove and pursuant to Articles VII, VIII and XVI hereinafter, Felmont shall pay Freeport the Operating Cost Reimbursement plus the Management Fee plus the Facilities Charge plus the Marketing Fee as described below:

     6.1  OPERATING COST REIMBURSEMENT.

         (i) Freeport shall be entitled to reimbursement of its actual operating costs incurred in rendering services under this Agreement (except for the services described in Section 5.5 hereinabove for which Freeport shall be compensated by the Marketing Fee described in Section 6.4 below) without duplication of any item of cost incurred under this Agreement and any other agreement between Freeport and Felmont. Charges from Freeport's Related Parties which are included in Operating Cost Reimbursement shall be no less favorable to Felmont than would be the case if such services were purchased in an arm's-length transaction; provided however, such charges from Related Parties shall in any event fully reimburse
               Freeport, without any profit, for any and all direct and indirect costs incurred. Freeport shall keep accurate records of such actual operating cost (including costs from Freeport's Related Parties or other third parties, but excluding G & A
               [subject to the provisions of Section 6.5 hereof] and depreciation) incurred each month in rendering the services described in Articles V, VII, VIII and XVI in respect of Felmont Sulphur. In this regard Freeport shall cause cost records to be kept for each activity center (e.g.
               purification, vatting, etc.) so that an average cost incurred per ton of all sulphur moved through such activity center during a month may be determined and charged proportionally to each quantity of sulphur moved through the activity center during such month. Such actual operating cost shall include the full cost of services rendered by any Freeport Employee specifically for the performance of this Agreement, the charges for such services shall reflect not only an allocation of such Freeport Employee's wages (including bonuses), but also a fair and equitable allocation of that Freeport
               Employee's benefits and departmental overhead (as opposed to G & A). Operating Cost Reimbursement shall include, at
               Freeport's option, Felmont's estimated proportionate share of Closure Costs of any Facility or Facilities, the amount of such accrual to be determined on a net present value basis or other basis which reflects Felmont's pre-payment of such estimated proportionate share of Closure Costs.

         (ii) Freeport shall invoice Felmont for reimbursement of such actual cost, and for payment of the associated Management Fee described in Section 6.2 below, during the following month.

     6.2 MANAGEMENT FEE. Freeport shall be entitled to a Management Fee for performing the services described in Articles V (other than those described in Section 5.5), VII, VIII and XVI, which such fee shall be payable monthly and shall be equal to 5% of the total Operating Cost Reimbursement applicable tic such month; provided, however, that for the month during which the Commencement Date occurs and for each of the next succeeding 35 months thereafter, the Management Fee shall in no event exceed sixty cents ($.60) per ton of Felmont Main Pass Sulphur received at the Receiving Point during any such month. The Management Fee shall not be applicable to any G & A for which Freeport may become entitled to reimbursement through the Operating Cost Reimbursement pursuant to the provisions of Section 6.5 hereof, nor to the amount paid for purchased sulphur pursuant to Section 7.3 nor to Felmont's share of Closure Costs.

     6.3 FACILITIES CHARGE. Freeport shall be entitled to a fee for the use of Freeport's facilities in rendering the services described in Articles V (other than those described in Section 5.5), VII and VIII. Fifteen (15) days after the beginning of each quarter after the Commencement Date, Freeport shall estimate the quantity of Felmont Main Pass Sulphur to be received during such quarter and shall invoice Felmont a Facilities Charge which shall be $3.00 (three dollars) per ton of such estimated tonnage until and unless such amount is adjusted as provided in Article X. The actual tonnage of Felmont Main Pass Sulphur received in a current quarter will be indicated in the Facilities Charge invoice for the next succeeding quarter, with appropriate adjustment being made to the Facilities Charge for such succeeding quarter to reflect the actual tonnage received in the current quarter.

     6.4 MARKETING FEE. For each ton of Felmont Tonnage determined to have been sold during a month, Felmont shall pay Freeport a Marketing Fee equal to a specified percentage of the Average Sales Realization for such month, which such percentage shall be either 3% as proposed by Freeport or 2 1/4% as proposed by Felmont, depending upon the outcome of the arbitration procedure hereinafter described in this Section 6.4. On or before 30 days after the date of execution of this Agreement the parties shall engage the services of one arbitrator who shall be Dr. Russell Coleman, retired Chairman of the Sulphur Institute, or if he is unavailable, Mr. Douglas Borne, President of Battle Mountanin Gold, or if he is unavailable, Dr. Robert Wagner, Chairman of the Potash and Phosphate Institute, or if he is unavailable, such other person as the parties shall mutually agree. On or before 30 days after such arbitrator is engaged each of the parties shall submit to such arbitrator a statement, which shall be limited to 10 single spaced typewritten pages and supporting documentation, setting forth such party's arguments in favor of the percentage proposed by it. Within 10 days after the day upon which the arbitrator is in receipt of the statements of both parties, the arbitrator will choose either the 3% proposed by Freeport or the 2 1/4% proposed by Felmont and not substitute his own judgment that a percentage different from either of those would constitute a fair and equitable resolution. The decision of the arbitrator will be final and binding upon both parties.

     6.5 G & A. Freeport bears a portion of the G & A. Freeport has chosen to allocate the G & A (not otherwise allocated to a specific project) by dividing the G & A for a specific billing period by the total number of tons produced during such period from Freeport's own mines and the Main Pass Mine (disregarding purchased sulphur). The Main Pass Mine is treated as a special project for G & A allocation during the pre-production phase. After the Commencement Date all G & A not allocated to a specific project will be allocated to sulphur production. Felmont agrees to bear its fair and equitable share of such G & A without duplication through the Joint Operating Agreement and through charges under this Agreement. If the method for allocation of Felmont's share of such G&A under the Joint Operating Agreement should be changed by Freeport with the result that Felmont ceases to bear its fair share of such G&A through charges under the Joint Operating Agreement, Felmont agrees to bear its share of such G&A without duplication though a combination of charges under the Joint Operating Agreement and this Agreement.

     6.6 PAYMENT. Felmont shall make payment for each of the Operating Cost Reimbursement, the Management Fee and the Facilities Charge within thirty days from the date of postmark of Freeport's invoice therefor and shall send such payment to the address set out in such invoice for receipt of remittances. Freeport shall be deemed to have received such payment on the date it is received at such address; provided, however, that if the date of post mark of a payment is a date 25 days or less from the date of postmark of Freeport's invoice, such payment shall be deemed to have been timely received hereunder. Felmont agrees to pay Freeport a service charge equal to the lesser of (i) 0.05% per day (approximately one and one-half percent (1-1/2%) per month), or (ii) the highest percentage interest rate then permitted by law, on all payments due by Felmont not received by Freeport on or before the date due. Payment of the Marketing Fee shall be made as provided in Section
13.2 hereof.

                                VII. BLENDING

     Because of impurities which may be present in sulphur produced from the Main Pass Mine, it may be necessary from time to time to blend higher quality sulphur with Felmont Main Pass Sulphur in order for Felmont Main Pass Sulphur to meet commercial specifications. Freeport agrees to use its best efforts, and in the order of priority provided in Sections 7.1 through 7.3 below (unless transportation charges can be reduced by altering the order of priority), to obtain recovered sulphur or other higher quality sulphur for purposes of such blending in a manner to minimize the cost thereof. The following provisions shall apply from time to time in determining Operating Cost Reimbursement under Article VI, the quality of Felmont Sulphur sold and the quantity of Felmont Tonnage for the purposes of Schedule C. Freeport agrees that in allocating blending sulphur Felmont Sulphur will be treated on a parity with Freeport Sulphur in priority of allocation of sulphur under
Section 7.1 through 7.3.

     7.1 WATERBORNE SULPHUR PROVIDED BY FREEPORT. Freeport currently transports recovered sulphur by barge and by tanker for third parties and for its own use at phosphoric acid plants which Freeport owns and operates in Louisiana. Provided that Freeport (a) has the right to exchange recovered sulphur being transported for third parties, and/or (b) can utilize less than commercial grade sulphur in its phosphoric acid plants without operational difficulties or increased operating costs, then Freeport agrees to exchange (without charge to Felmont to reflect the differences in quality between the tonnages exchanged) that quantity of recovered sulphur which is necessary for blending with Felmont Main Pass Sulphur for an equal quantity Of Felmont Main Pass Sulphur. The exchanges contemplated herein shall be on a ton per ton basis and shall not result in any increase or decrease in the total quantity of Felmont Sulphur then held by Freeport. Risk of loss to each quantity of sulphur so exchanged shall pass from one party to the other at the time the blending occurs. For each ton of recovered sulphur so exchanged for a ton of Felmont Main Pass Sulphur, Freeport shall be entitled to payment as provided in Article VI hereof for performing the services utilized pursuant to Article V associated with such Felmont Blending Sulphur, except that Operating Cost Reimbursement shall also include one-half (but only one-half) of the transportation costs associated with transporting such quantity of recovered sulphur from the place of receipt at a port facility to the Port Sulphur Terminal. Felmont shall bear no portion of any cost of shipment of Felmont Main Pass Sulphur so exchanged from the Port Sulphur Terminal to another location.

     7.2 SULPHUR PROVIDED BY FREEPORT FROM ITS PHOSPHORIC ACID PLANTS. Freeport also currently transports recovered sulphur by rail and truck for use at its phosphoric acid plants in Louisiana. Provided that Freeport (a) can utilize less than commercial grade sulphur in its phosphoric acid plants without operational difficulties or increased operating costs, and (b) has recovered sulphur available, then Freeport agrees to exchange (without charge to Felmont to reflect the differences in quality between the tonnages exchanged) that quantity of recovered sulphur which is necessary for blending with Felmont Main Pass Sulphur for an equal quantity of Felmont Main Pass Sulphur. The exchanges contemplated herein shall be on a ton per ton basis and shall not result in any increase or decrease in the total quantity of Felmont Sulphur then held by Freeport. Risk of loss or damage to each quantity of sulphur so exchanged shall pass from one party to the other at the time the blending occurs. For each ton of liquid recovered sulphur so exchanged for a ton of Felmont Main Pass Sulphur, Freeport shall be entitled to payment as provided in Article VI hereof for performing the services utilized pursuant to Article V associated with such Felmont Blending Sulphur, except that Operating Cost Reimbursement shall also include the full cost of loading such liquid recovered sulphur into a barge at Freeport's phosphoric acid plant and transporting such recovered sulphur from the phosphoric acid plant to the Port Sulphur Terminal, and transporting the exchanged Felmont Main Pass Sulphur from such terminal to Freeport's phosphoric acid plant.

     7.3 SULPHUR PURCHASED BY FREEPORT FOR BLENDING. If the quantity of recovered sulphur available pursuant to Sections 7.1 and 7.2 above is less than the quantity required for blending with Felmont Main Pass Sulphur, Freeport shall consult with and obtain Felmont's approval (which shall not be unreasonably withheld) before purchasing any sulphur for blending with Felmont Main Pass Sulphur. If Freeport purchases recovered sulphur for blending with Felmont Main Pass Sulphur, Freeport shall be entitled to payment as provided in Article VI hereof for performing the services utilized pursuant to Article V associated with such Felmont Blending Sulphur, except that Operating Cost Reimbursement shall also include Felmont's proportionate share of the full cost of purchasing and transporting such recovered sulphur from the point of purchase to the Port Sulphur Terminal. All such Felmont Blending Sulphur so purchased for Felmont's account shall be added to the quantity of Felmont Sulphur then in the possession of Freeport and risk of loss or damage to such Felmont Blending Sulphur so purchased shall pass to Felmont at the shoreline flange at the Port Sulphur Terminal as such Felmont Blending Sulphur is progressively discharged into such Facility from the transportation equipment transporting such sulphur to such terminal.

                                 VIII. VATTING

     In determining solid storage vatting costs attributable to Felmont Sulfur, Freeport shall be entitled to reimbursement as an Operating Cost Reimbursement for the full cost of the vatting and melting of such sulphur if undertaken as the result of a decision by Freeport in its capacity as marketing agent that it expects such vatting to benefit Average Sales Realization, or if as the result of a force majeure affecting Freeport's terminalling and/or transportation system. Should it become necessary, because of anticipated future shortages of recovered sulphur or for other reasons, to vat Felmont Blending Sulphur obtained for blending with Felmont Main Pass Sulphur, Freeport shall consult with and obtain Felmont's approval (which shall not be unreasonably withheld) before any such Felmont Blending Sulphur is vatted. If Freeport vats any Felmont Blending Sulphur, Freeport shall be entitled to reimbursement as an Operating Cost Reimbursement, for the full cost of the vatting and melting of such Felmont Blending Sulphur. Should Freeport elect to vat a quantity of Freeport Sulphur or sulphur of any Freeport Related Party at the Port Sulphur Terminal principally for the economic benefit of Freeport or such Related Party is a party, or principally for purposes of maintenance of recovered sulphur purchase contracts to which Freeport or any Freeport Related Party is a party, and not substantially for the benefit of Felmont, Felmont shall bear no portion of the cost of services specified in Articles V, VII, VIII and XVI with respect to such quantity of sulphur.

                     IX.  OPERATIONAL AND PROCESS LOSSES

     The parties acknowledge that in the course of operations and processes required for receiving, handling, storing, purifying, filtering, transporting, loading and unloading Felmont Sulphur, some portion of such sulphur will be lost and, from time to time, gained. The parties agree that such operational and process losses and gains shall be estimated and allocated among the particular processes in which such changes occur, by such method or methods as Freeport shall from time to time determine, subject to adjustment based on total loss or gain determinations made from time to time by actual physical measurement. The quantity of Felmont Sulphur which is held be Freeport from time to time shall be determined by totaling all receipts of Felmont Main Pass Sulphur and Felmont Blending Sulphur and subtracting (or adding in the case of the operational gains) therefrom (i) the operational and process losses and gains) (ii) all deliveries of Felmont Sulphur made to purchasers, and (iii) any Felmont Sulphur which is lost or destroyed due to reasons beyond Freeport's reasonable control.

     Freeport shall from time to time make analyses of sulphur in the course of such operations and processes in order to establish the quantities and characteristics of such sulphur. Freeport shall deliver to Felmont reports of such analyses at least monthly. Felmont shall have the right at Felmont's expense to have such records of such analyses audited by a chemist from time to time designated by Felmont and to take splits of such analyses for the purpose of making Felmont's own determinations of such quantities and characteristics.

                        X. ADDITIONAL CAPITAL

     10.1 FREEPORT'S COMMITMENT RELATED TO FACILITIES IMPROVEMENT, SCHEDULE. Freeport represents, in good faith, that the expansions and modifications of Existing Facilities set forth in the Facilities Improvement Schedule will bring the processing and storage facilities at the Port Sulphur Terminal and at the Tampa Terminal into a condition suitable for providing the services to be rendered under the Agreement: but it is expressly understood that the transgulf transportation facilities listed on Schedule A hereof may not be sufficient to provide adequate reserve transportation capacity so that additional capital expenditures in respect thereof may be required at some future time. Freeport shall invest, at Freeport's sole expense, the additional capital required to accomplish the expansions and modifications indicated in the Facilities Improvements Schedule and shall notify Felmont in writing of the date upon which such expansions and modifications have been accomplished.

     10.2 OTHER PRE-COMMENCEMENT DATE CAPITAL EXPENDITURES. Notwithstanding the foregoing provisions of Section 10.1, if an additional capital expenditure not shown on Schedule B is determined by Freeport to be required prior to the Commencement Date:

           (i) for Existing Facility expansion and modification as the result of changes in applicable environmental or other laws and/or regulations in effect as of December 31, 1989, or new interpretations of such applicable environmental or other laws and/or regulations in effect as of such date which are made after such date, or other event beyond the reasonable control of Freeport; or

           (ii) for replacement of Initial Facilities as the result of loss or damage beyond the reasonable control of Freeport and such replacement, after taking into account salvage value and/or insurance proceeds, requires additional capital to improve the economics of overall operations or is dictated by factors not within the control of Freeport (Freeport agrees to maintain, from the date of execution of this Agreement until the Commencement Date, insurance on the Initial Facilities in an amount which it, in good faith, believes will reflect in the case of vessels, adequate Hull insurance coverage and, in the case of all other such Initial Facilities, the replacement cost thereof);

such determination having been made on the basis that such capital expenditure is substantially for the purpose of providing services in respect of sulphur to be produced from the Main Pass Mine, Felmont shall bear its proportionate share (determined on the same basis as provided in Section 10.3 below) of such additional capital expenditure (including the Reasonable Costs of

Capital associated therewith) through an adjustment of the Facilities Charge in the same manner as provided in Section 10.3 below with respect to a Replacement Facility of a New Facility, except that any such expansion or modification project undertaken or any replacement for a Facility constructed or otherwise acquired prior to the Commencement Date with a cost in excess of $500,000 (which amount is subject to adjustment as provided in Section 10.7) shall be subject to Felmont's approval which shall not be unreasonably withheld. Except as otherwise provided in this Section 10.2, any such expansion or modification project undertaken as contemplated by this Section
10.2 shall for all other purposes of this Agreement be deemed to be a New Facility and any such replacement for a Facility constructed or otherwise acquired as contemplated by this Section 10.2 shall for all other purposes of this Agreement be deemed to be a Replacement Facility.

     10.3 NEW AND REPLACEMENT FACILITIES. From and after the Commencement Date, a proportionate share of the cost of each capital expenditure made by Freeport in respect of Facilities used by it to perform services under this Agreement, whether made in respect of a Replacement Facility or in respect of a New Facility, plus the Reasonable Cost of Capital associated therewith, shall be borne by Felmont in the form of an adjustment to the basic $3.00 per ton Facilities Charge specified in Section 6.3 hereof. If in determining the size or capacity, of a New Facility or Replacement Facility, Freeport includes in the size or capacity of such Facility incremental or surplus capacity (in excess of that reasonably needed for contingencies) in order to provide services to third parties, then the adjustment to the Facilities Charge shall (i) be no greater than it would have been had such Facility been sized not to exceed the reasonable service requirements of sulphur production from the Main Pass Mine plus Freeport's other sulphur mines in the Gulf
Coast area, and (ii) reflect for the benefit of Felmont any reduction in the Facilities Charge adjustment resulting from such incremental or surplus capacity as compared to the Facilities Charge adjustment that would have resulted from such a Facility without incremental or surplus capacity.

     Felmont's proportionate share of such capital expenditure shall be determined (and thereafter fixed) at the time of the capital expenditure is made for such Facility based on the percentage of the capacity of such Facility reasonably estimated to be for the benefit of Felmont Sulphur. The adjustment to the Facilities Charge in accordance with the preceding paragraph will reflect Felmont's proportionate share of the cost of the Facility so constructed or acquired, plus the Reasonable Cost of Capital associated therewith, as depreciated over the useful life of the Facility in accordance with a schedule of depreciation to be provided at the time of construction or acquisition. When Felmont has paid Freeport its full proportionate share of a capital expenditure, plus the Reasonable Cost of Capital associated therewith, which is attributable to Felmont Sulphur, the adjustment to the basic $3.00 per ton Facilities Charge associated with such capital expenditure shall no longer be applied. Any Freeport decision to replace any of the Initial Facilities with a Replacement Facility requiring an expenditure in excess of $3,000,000 (which amount is subject to adjustment as provided in Section 10.7) or to add any New Facility requiring an expenditure in excess of $500,000 (which amount is subject to adjustment as provided if Section 10.7), shall be subject to Felmont's approval, with approval shall not be unreasonably withheld.

     10.4 REFERRAL TO CHIEF EXECUTIVE OFFICERS. In the event that representatives of Felmont and Freeport are unable to agree on the need to add a Replacement Facility, or a New Facility, its the case may be, which requires the approval of Felmont in accordance with Sections 10.2 or 10.3 above, the matter shall be referred to the chief executive officers of Felmont's intimate parent company and Freeport's ultimate parent company for their decision. If the parties remain unable to agree at the end of 30 days after such referral, the matter shall be resolved in accordance with the provisions of Article XI hereof entitled "Additional Capital Dispute Resolution." Notwithstanding anything in this Agreement, or any decision rendered pursuant to Article XI, to the contrary, Freeport reserves the right at all times to proceed in its sole discretion with any capital expenditure for its own use and for its own accounts, and the only effect of Felmont's approval or disapproval of a capital expenditure will be whether such capital expenditure shall be utilized by Freeport in performing services under this Agreement and whether Felmont has an obligation to pay a Facilities Charge associated therewith.

     10.5 ENVIRONMENTAL AUDITS. Felmont shall have the right to conduct, at Felmont's expense, an environmental audit prior to use of, and/or upon abandonment of, and/or upon notice to Felmont pursuant to Section 10.6.3 of Freeport's continued use of, and/or upon Felmont's termination of this Agreement, any Facilities utilized by Freeport in the performance of this Agreement (inclusive of the Initial Facilities plus all replacements and additions thereto); provided, however, that in the conduct of any such environmental audit no contact shall be made with any personnel of any federal, state, local or other government, and none of the information obtained in the conduct of such audit shall be released to any person other than a director, officer, employee or consultant of Felmont or of a Felmont Related Party, without the prior written consent of Freeport unless Felmont determines that it is legally obligated to disclose such information and gives Freeport reasonable advance written notice of its intention to make such a disclosure.

     10.6 DISPOSITION OF FACILITIES. Subject to the further provisions of this Section 10.6, the disposition of any Initial Facility, Replacement Facility or New Facility (i) after this Agreement has terminated, or (ii) at any time after Freeport has determined that any such Facility is no longer appropriate for the performance of this Agreement, shall be made as Freeport in its sole discretion shall decide.

           10.6.1 Should Freeport in its discretion choose to scrap or sell a Facility, Felmont shall bear a proportionate share of (i) the Closure Coat of the Facility, and (ii) any remaining unrecovered cost of the Facility (but excluding the unrecovered cost of any Initial Facility identified on the Existing Facilities Schedule), if any, after taking salvage value (or sales proceeds, as the case may be) into account. In the case of a Replacement Facility or a New Facility such proportionate share shall be the proportionate share determined to be Felmont's proportionate share for purposes of adjusting the Facilities Charge to reflect the addition of such Replacement Facility or New Facility. In the case of an Initial Facility such proportionate share shall be based upon the percentage of utilization of such Initial Facility for the benefit of Felmont Sulphur during the period this Agreement was in effect prior to scrapping or sale, as the case may be; provided, however, that with respect to the Closure Cost, if any, of an Initial Facility, the parties recognize that a portion of such cost may be the result of Freeport's use of the Initial Facility prior to or after performing services under this Agreement and will develop a fair and equitable method or methods for relieving Felmont of responsibility for such portion of such cost. If Freeport has elected to charge Felmont an amount as an accrual for Closure Cost as provided in
                  Section 6.1(i) and Felmont's proportionate share of the actual Closure Cost is more or less than Felmont's proportionate share of the estimated Closure Cost on which the accrual was calculated or the amount actually accrued, then Freeport will develop a fair and equitable method for reimbursing or crediting Felmont for such excess amount accrued for Closure Cost and Felmont shall reimburse Freeport for any under accrual for Closure Cost.

           10.6.2 Should Freeport in its discretion sell a Facility (other than an Initial Facility) and the sales proceeds therefrom are greater than the depreciated book value (cost less depreciation), Freeport will develop a fair and equitable method for reimbursing Felmont for any overpayment of Facilities Charges in a manner which takes into account the extent that Felmont has contributed to the depreciation of such Facility. Neither this Section 10.6.2 nor any other provision of this Agreement shall be construed or is intended to grant to Felmont any ownership right, lien, encumbrance, equitable or beneficial interest in any Facility (whether an Initial Facility or a Replacement Facility or a New Facility) now or at any time in the future or impose any liability or responsibility on Felmont to third parties with respect thereto.

           10.6.3 Should Freeport in its discretion choose to continue to use or permit a Freeport Related Party to use a Facility exclusively for purposes other than performing the services to be rendered under this Agreement, either after having determined that such Facility is no longer necessary or appropriate for the performance of this Agreement or after termination of this Agreement (provided such Facility does not qualify as an Early Termination Facility subject to the provisions of Section 10.6.4 below), Freeport shall so notify Felmont and Felmont shall, except as otherwise provided in the next following sentence, be relieved of all further financial responsibility for and right to surplus proceeds from such Facility as of the date of such notice from Freeport. If after giving such notice of continued use, Freeport should choose to scrap or sell such Facility, as the case may be, and such scrapping or sale entails a Closure Cost, Felmont shall bear its proportionate share of such Closure Cost. Felmont's proportionate share shall be determined in the manner provided in Section 10.6.1 above for the period of time when this Agreement was in effect, and Felmont shall have no responsibility for any portion of such Closure Cost relating to utilization of the Facility before or after that period of time. Further, if the Facility so used exclusively for purposes other than performing the services to be rendered under this Agreement is a New Facility or a Replacement Facility for which an adjustment to the Facilities Charge is still being charged to Felmont, then for the period of time that the Facility is so used for other purposes, Felmont shall receive a credit for and be forever relieved of the obligation to pay the Facilities Charge adjustment associated with such Facility.

           10.6.4 In the event this Agreement should terminate prior to the tenth anniversary of the Commencement Date, and Freeport in its discretion should choose to continue to use an Early Termination Facility exclusively for purposes other than performing the services to be rendered under this Agreement, Freeport shall so notify Felmont and Felmont shall, within 30 days after the date of Freeport's notice, pay to Freeport an amount which shall be specified in such notice from Freeport and equal to the difference between
                  (i) the total amount Freeport would otherwise have recovered through the Facilities Charge in accordance with the depreciation schedule applicable to such Early Termination Facility) during the period beginning on the Commencement Date and ending as of the tenth anniversary of the Commencement Date, for Felmont's proportionate share (determined as provided in Section 10.3) of the cost of such Early Termination Facility after taking into account amounts to be paid by Felmont as a Facilities Fee with respect to such a Facility during the Purchase Requirement Period (including the Reasonable Cost of Capital associated therewith), and (ii) the portion, if any, of such total amount which shall have been recovered by Freeport through the Facilities Charge and any adjustments to the Facilities Charge pursuant to Section 10.3 as of the date of termination. Upon making such payment, Felmont shall, except as provided in the next following sentence, thereafter be relieved of all further financial responsibility for and right to surplus proceeds from such Early Termination Facility. If after having received such payment from Felmont as aforesaid, Freeport should choose to scrap or sell such Early Termination Facility, as the case may be, and such scrapping or sale entails a Closure Cost, Felmont shall bear its proportionate share of such Closure Cost. Felmont's proportionate share of such Closure Cost shall be determined in the manner provided in Section
                  10.6.1 above for the period of time when this Agreement was in effect, and

               Felmont shall have no responsibility for any portion of such Closure Cost relating to utilization of such Early Termination Facility before or after that period of time.

       10.6.5 Should Freeport sell or otherwise permanently dispose of a Facility to a Freeport Related Party, for all purposes of this Agreement, Freeport shall be deemed to have received the fair market value of such Facility after taking into account all relevant matters as agreed by the parties or if they fail to agree as determined by appraisal. If the parties fail to agree and such value is to be fixed by appraisal, each party shall select an appraiser who is familiar with the valuation of similar assets and operations. The two appraisers so selected shall choose a third similarly qualified appraiser. The three appraisers shall simultaneously submit their appraisals with a brief statement of the basis therefor. The appraised value shall be the average of the two appraisals which are closest to each other unless such value is determined to be clearly unreasonable.

   10.7 APPROVAL LEVEL ADJUSTMENT PROCEDURE. The dollar amounts associated with Felmont's rights to approve capital expenditures specified in Sections 10.2 and 10.3 hereof shall be adjusted annually commencing on December 31, 1990 and on each December 31 thereafter by multiplying such dollar amount by the percentage change in the "Implicit Price Deflator for Gross National Product (Index number 1982 = 00)" as published by the Bureau of Economic Analysis of the United States Department of Commerce in the monthly publication "Survey of Current Business" for the second calendar quarter (seasonally adjusted) if the year in which the adjustment is made form a base of 125.9. For example, assuming an increase in the index of 10% from the base of 125.9, each of the dollar amounts specified in Sections 10.2 and 10.3 hereof shall be increased 10%. Should the index specified above cease to be published at any time during the term of this Agreement, the parties shall select a substitute index which in their judgement as nearly as possible approximates the results obtained by use of the index specified above.

   10.8 ESTIMATE OF CLOSURE COST; PREPAYMENT. Should Freeport in its direction choose to continue to use a Facility exclusively for purposes other than performing the services pursuant to this Agreement after termination of this Agreement, Freeport shall promptly so notify Felmont. Felmont shall have the right to require Freeport to prepare an estimate of Closure Cost for such Facility and to calculate the present value of such Closure Cost using the publicly announced fluctuating prime rate of interest then in effect charged by Chase Manhattan Bank, New York, New York, on 90-day loans to its most responsible and substantial customers, plus 2% (but in no event in excess of the maximum rate of interest which it is permitted to charge from time to time under applicable law), and shall reimburse Freeport for the costs reasonably incurred by Freeport in preparing such estimate (except that if a third party jointly with Felmont directs the preparation of such estimate, reimbursement to Freeport of such preparation costs shall be borne between Felmont and such third party in the proportion the respective interests of Felmont and such third party in sulphur production from the Main Pass Mine bear to each other).
Within 90 days after receipt of such estimate, Felmont shall have the right to pay Felmont's proportionate share of such present value of such estimated Closure Cost and upon Freeport's receipt of such amount Felmont shall have no further obligation, express or implied, to Freeport for Closure Cost for such Facility.

                 XI.  ADDITIONAL CAPITAL DISPUTE RESOLUTION

     In then event of the failure of the chief executive officers of Felmont's ultimate parent and Freeport's ultimate parent to leach a decision on a matter referred to them pursuant to Section 10.4 hereof by the end of the 30 day period provided for therein, the matter shall be determined through the "Baseball Arbitration" procedure described hereinafter in this Article XI and such determination shall be binding on the parties

   11.1 Within 20 days after the expiration of the 30 day period referred to above, Felmont and Freeport shall simultaneously exchange a written statement of their respective positions as to the matter in dispute, which statement shall be limited to 10 single spaced typewritten pages plus supporting documentation.

   11.2  On or before the fifth day after the exchange of statements under
         Section 11.1 above, each party must name its choice of an arbitrator. Within 20 days thereafter, the two arbitrators so chosen shall name a third arbitrator. If any of the three arbitrators has not been named within the appointed time, then either party may apply to the American Arbitration Association for appointment of the arbitrator(s) necessary to complete the panel within 20 days thereafter. All arbitrators shall be individuals who are not and never have been officers, directors or employees of either party or of any Related Party, and who are not currently officers, directors or employees of any supplier which by reason of the volume of business between the party appointing such arbitrator and that supplier can reasonably be expected to have a conflict of interest. All arbitrators shall be qualified by education, knowledge and experience to determine the matters submitted to them. Each party shall each pay the compensation and expenses of the arbitrators named by or for it, and both shall share equally the compensation and expenses of the third arbitrator, subject to reimbursement of the prevailing party as provided in
         Section 11.3 below. Within 30 days following the date that a three-person panel is established, the three arbitrators shall evaluate the statements of each party and select a position which must be either the Felmont position set forth in its statement or the Freeport position set forth in its statement. The decision cannot be one that creates an alternative position other than those set forth in the parties' statements. The decision of the arbitration panel, or a majority thereof, shall be final and binding as to the matters submitted for arbitration by the parties. Notwithstanding anything in this Agreement, or any decision rendered pursuant to this Article XI, to the contrary, Freeport reserves the right at all times to proceed in its sole discretion with any capital expenditure for its own use and for its own account, and the only effect of Felmont's approval or disapproval of a capital expenditure will be whether such capital expenditure shall be utilized by Freeport in performing services under this Agreement and whether Felmont has an obligation to pay a Facilities Charge associated therewith.

   11.3 The party whose position is selected by the arbitration panel pursuant to Section 11.2 above (the "prevailing party"), shall be entitled to reimbursement from the other party of all costs and expenses reasonably incurred by it as the result of preparing and submitting the matter at issue to arbitration pursuant to this
         Article XI (including but not limited to reasonable attorneys fees and all amounts paid pursuant to Section 11.2 above) within 30 days after its submission of a statement of such costs and expenses to the other party for payment, and the other party shall pay all other costs and expenses of such arbitration over and above those incurred by the prevailing party.

   11.4 Felmont understands that Freeport is also entering into a similar agreement with IMCF concerning cervices to be performed by Freeport in connection with Main Pass sulphur produced for IMCF's account.
         In the event that Freeport proposes a capital expenditure that is subject to the approval of both Felmont and IMCF and neither approves, and the chief executive officers of Freeport, Felmont and IMCF are unable to reach a decision on such capital expenditure, then, in order to avoid the potential of inconsistent results, Freeport and Felmont agree that the arbitration of such dispute shall be conducted in a single proceeding with Freeport, Felmont and IMCF all participating in that single proceeding. In the event of such a three party arbitration, the procedures provided in Section
         11.2 shall govern but Freeport, individually, and Felmont and IMCF, collectively, shall have the right to name an arbitrator and the two arbitrators so named shall name three additional arbitrators. If the panel has not been completed within the time contemplated above, any party may apply to the American Arbitration Association to complete the panel. The arbitrators shall select the position of one of the three parties. Each party of the arbitration shall simultaneously exchange a written statement of its respective position as to the matters in dispute. The prevailing party's expenses shall be borne by the other two parties in the proportion that their respective interests in sulphur production from the Main Pass Mine bear to each other. Agreement by Freeport and IMCF or Felmont and IMCF on any such matter shall not preclude the exercise by the other party hereto of its right to arbitrate under Section 11.1 through Section 11.3.

                               XII.  WARRANTIES

     12.1 TITLE. Felmont warrants title to all Felmont Sulphur received by Freeport from Felmont hereunder free from all liens encumbrances, taxes or claims arising by, through or under Felmont. Freeport warrants title to all Felmont Blending Sulphur.

     12.2 WARRANTY OBLIGATION. Under current conditions in the sulphur market, Freeport markets sulphur to purchasers on the basis that sulphur delivered will confirm to written specifications agreed to between Freeport and its sulphur purchasers with price allowances for sulphur not meeting such specifications and on the basis that Freeport shall not be liable for indirect or consequential damages including loss of revenues or loss of profits. Freeport otherwise makes no express warranties nor does it disclaim any warranties. Felmont warrants Felmont Sulphur to Freeport to the extent required to permit Freeport to market Combined Sulphur on the basis above described. Should Freeport find it necessary in order to market Combined Sulphur at any time or from time to time during the term of this Agreement to accept terms and conditions different than described above, Freeport shall so notify Felmont and continue to market Combined Sulphur in accordance with this Agreement unless Felmont should choose to terminate this Agreement as the result of such notification. Felmont agrees that from and after any such notification from Freeport, Felmont shall warrant Felmont Sulphur to the extent necessary to permit Freeport to market Combined Sulphur on the basis of such revised terms and conditions described in such notice.

                            XIII. SALES AGENCY

     13.1 EXCLUSIVE AGENT. As sales agent for Felmont, Freeport will sell the Felmont Sulphur in exclusively Freeport's name and will be the sole and exclusive seller of Felmont Sulphur during the time this Agreement is in force and effect but will have no actual or apparent authority to make commitments on Felmont's behalf except with respect to Felmont Sulphur to be sold and delivered under the terms of this Agreement.

     13.2 DETERMINATION AND PAYMENT OF SALES PROCEEDS DUE FELMONT. Of the Combined Sulphur determined by Freeport to have been sold during a month, the portion thereof which is Felmont Tonnage shall be determined in the manner prescribed in Schedule C hereof. Within 45 days after the end of a month Freeport will remit to Felmont an amount equal to the Felmont Tonnage multiplied by the per-ton Average Sales Realization for the month less the per ton Marketing Fee applicable to such month, and Freeport agrees to pay
Felmont a service charge equal to the lesser of (i) 0.05% per day (approximately one and one-half percent (1-1/2%) per month), or (ii) the highest percentage interest rate then permitted by law, on all remittances due from Freeport not received by Felmont on or before the date due.

    13.3 INVENTORY REMAINING ON TERMINATION. In the event that this Agreement terminates and Freeport has not remitted to Felmont the sales proceeds due Felmont for any quantities of

Felmont Sulphur previously received by Freeport other than Requirement Period Sales Tonnage, the provisions of this Article XIII and the allocation procedures of Schedule C shall continue to apply to such Felmont Sulphur until Felmont has received payment: in full therefor.

                XIV. TERMINATION PURCHASE REQUIREMENT

     Should Felmont give notice of termination pursuant to Article IV hereof, then upon and notwithstanding such termination, except as otherwise provided in Section 4.3 hereof, Freeport shall be obligated to purchase from Felmont and Felmont shall be obligated to sell to Freeport all Felmont Main Pass Sulphur produced at the Main Pass Mine during the period beginning on the date of termination of the sales agency and ending as of December 31 of the year next following the year during which the sales agency terminated (such purchase and sale obligations as described in more detail hereinafter in this
Article XIV being herein referred to as the "Termination Purchase Requirement" and such period being hereinafter referred to as the "Purchase Requirement Period"). For each month of the Purchase Requirement Period Freeport shall determine the number of tons of Freeport Sulphur sold by Freeport to all customers during the month (such tonnage hereinafter called the "Requirement Period Sales Tonnage"). Freeport shall then calculate the Requirement Period Average Sales Realization for the month which shall be the average revenue per ton realized by Freeport from sale to customers (excluding sales to Freeport and Freeport Related Parties) of the Requirement Period Sales Tonnage (excluding sales to Freeport and Freeport Related Parties) for such month, less the per ton average of all proper adjustments such as discounts and transfer-related taxes paid (but excluding sales to Freeport and Freeport Related Parties and excluding bad debt losses) in respect of the Requirement Period Sales Tonnage for such month. The Purchase Requirement Price payable for Felmont Main Pass Sulphur received by Freeport during the month shall be the Reimbursement Period Average Sales Realization for the month less the Requirement Period Charge for such month. As used herein the term "Requirement Period Charge" means the sum of the Operating Charge for the month plus the Facilities Fee plus the Requirement Discount for the month as those terms are defined hereinafter:

          (i) OPERATING CHARGE. For each month of the Purchase Requirement Period Freeport shall determine an amount calculated in the same manner as the Operating Cost Reimbursement but excluding any vatting and melting costs. Such amount shall by multiplied by 105% and the product thereof divided by the number of tons of Felmont Main Pass Sulphur received by Freeport during such month. The amount thus obtained shall be the Operating Charge for such month.

         (ii) FACILITIES FEE. The Facilities Fee shall be an amount per ton equal to the Facilities Charge in effect at the time of termination of the agreement. Appropriate credit shall be made by Freeport for any pre-payment of the Facilities Charge made prior to Termination.

        (iii) REQUIREMENT DISCOUNT. The Requirement Discount for any month of the Purchase Requirement Period shall be an amount equal to 5% of the Requirement Period Average Sales Realization for such month.


Payment for the total tonnage of Felmont Main Pass Sulphur received by Freeport during a particular month shall be made by Freeport to Felmont within 45 days after the end of such month. Title and risk of loss shall pass to Freeport at the Receiving Point.

                       XV. TITLE: RISK OF LOSS

     Title to Felmont Sulphur shall pass to Freeport at the shoreline flange at the Port Sulphur Terminal as the Felmont Sulphur is progressively discharged into such Facility from the transportation equipment transporting such sulphur from the Main Pass Mine to such terminal; provided, however, that if the sulphur produced from the Main Pass Mine is transported to a Receiving Point other than the Port Sulphur Terminal, the title to Felmont Sulphur shall pass to Freeport at the flange of the vessel transporting such sulphur from the Main Pass Mine to such other location. Risk of loss of Felmont Sulphur shall remain in Felmont until delivery thereof to a purchaser, except as may be otherwise provided in Article VII hereof.

                       XVI. INSURANCE

     16.1 FREEPORT'S INSURANCE. At all times after the Commencement Date (except as otherwise provided in Section 16.1.5 below) Freeport shall provide or cause to be provided the following insurance and Felmont's proportionate share of the cost thereof, including in the event of a loss Felmont's proportionate share of any deductibles and self insured retentions, shall be included in Operating Cost Reimbursement; provided however,the Management Fee shall not be applied to any deductibles and self-insured retentions so included in Operating Cost Reimbursement:

       16.1.1 Worker's Compensation in accordance with the laws of the state where the services will be performed and endorsed, where applicable, to comply with the United States Longshoreman and Harbor Worker's Compensation Act.

       16.1.2 Employer's Liability with a limit of liability of $1,000,000 per occurrence.

       16.1.3 Comprehensive General Liability, including a broad form contractual provision, to cover the liability assumed by Freeport under this Agreement. This insurance shall provide a combined single limit for bodily injury and property damage of $2,000,000 per occurrence.

       16.1.4 Automobile Liability, covering all owned, non-owned and hired vehicles, with a combined single limit of $2,000,000 per occurrence.

       16.1.5 At all times during the term of this Agreement, Freeport shall at all times during such period maintain, or cause to be maintained, property insurance, on all Facilities subject to this Agreement in an amount which it, in good faith, believes will reflect in the case of vessels, adequate Hull insurance coverage, and in the case of all other Facilities, the replacement cost thereof; provided, however, that Freeport shall credit the amount of any recovery under such property insurance to the cost of repair or replacement of the Facility damaged.

       16.1.16 With respect to all of the above insurance, Freeport shall furnish Felmont with Certificates of Insurance evidencing the issuing of the required policies and that they are in force and stating such policies will not be canceled or altered without giving Felmont 30 days' notice.

     16.2 INSURANCE ON FELMONT SULPHUR. At least thirty days prior to the annual renewal of Freeport's blanket All Risk Property Insurance and Cargo Insurance programs, Freeport shall advise Felmont of the principal provisions thereof, including deductibles and premium. Within fifteen days after receipt of such information from Freeport, Felmont shall advise Freeport whether, for the next annual period corresponding to the policy year off Freeport's insurance, Felmont elects (i) to have Freeport provide insurance for Felmont Sulphur under the terms quoted by Freeport (in which case Felmont's recovery in the event of a loss involving Felmont Sulphur shall be limited to its proportionate share of the actual amount recovered under Freeport's insurance after any deductible has been proportionately applied, (ii) to carry its own insurance on Felmont Sulphur, or (iii) to self insure Felmont Sulphur. In any event Felmont hereby waives, on behalf of itself and any of its insurers, any right of recovery or subrogation against Freeport in the event of a loss of Felmont Sulphur, and each insurance policy shall be so endorsed.

     16.3 INDEMNITY. Each party hereby agrees to indemnify and hold harmless the other party, its Related Parties, and their officers, directors and employees, from and against any claim for bodily injury or property damage caused by or resulting from the negligence of the indemnifying party, its Related Parties, or any of their officers, directors or employees.

                       XVII. AUDIT

     Felmont shall have the right through such nationally recognized independent firm of public accountants as it shall designate (other than any such firm then serving as Freeport's auditor at the time of the audit) to audit the records of Freeport for the purpose of verifying that fees charged and capital additions made by Freeport have been accurately calculated and are in accordance with the terms of this Agreement, and to audit the records of Freeport-McMoRan, Inc. or any of its affiliates only to the extent necessary to verify that costs charged to Freeport by Freeport-McMoRan Inc. or any affiliate thereof in connection with Freeport's performance of this Agreement have been accurately calculated and are in accordance with the terms of this Agreement. Such audit shall be conducted at a time mutually agreed upon by Freeport and Felmont within the twenty-four (24) month period following the end of each calendar year. The costs of such audit, including Freeport's cost associated with the audit work, shall be borne by Felmont. It is understood and agreed that information reviewed by the designated firm of certified public accountants which is deemed to be confidential by Freeport (including, but not limited to, corporate minutes and unitholder records) shall not be disclosed to Felmont by such designated firm of certified public accountants except in connection with those matters, if any, as to which the findings of the accountants are at variance with the statements of Freeport.

                       XVIII. TAXES

     Felmont shall be responsible for and shall indemnify Freeport for all taxes (other than taxes on Freeport's net income), assessments, fees and charges including any penalties and interest levied and imposed as a result of this Agreement relating to the ownership of, and services performed in respect of, Felmont Sulphur.


                       XIX. ASSIGNMENT

     This Agreement and either Freeport or Felmont's rights and obligations under it may be assigned to a financially responsible third party (one whose net work, excluding assets related to this Agreement, is at least $25,000,000) by either party without the consent of the other party as part of or in connection with a merger, reorganization, amalgamation or sale or other transfer of all or substantially all of such party's assets related to this Agreement Except as provided above, neither party shall assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party and any attempt to assign without such consent shall be void.


                       XX. FORCE MAJEURE

     20.1 EVENTS OF FORCE MAJEURE. Neither party shall be liable for any failure or delay in performance hereunder (except with respect to payments of amounts due) which may be due in whole or in part to fire, explosion, earthquake, storm, flood, or other adverse weather condition, accident, breakdown of machinery or facilities, explosions, breakage or accident to machinery or equipment, the necessity for making repairs to or alterations of machinery or equipment, any act or omission by parties not controlled by the party claiming suspension, strikes, lockout, combination of workmen or other labor difficulties, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, instruction or request of Government or other public authorities, order, judgment or decree of a court of competent jurisdiction, delay or failure of carriers or contractors, labor shortage, or inability to obtain transportation equipment, operating materials, plant equipment or materials required for maintenance or repairs, or any other contingency or delay or failure or cause of any kind whether or not herinabove specified beyond the reasonable control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome; provided, however, that the settlement of strikes, lockouts, combination of workmen or other labor difficulties (from whatever cause arising, and whether or not the demands are reasonable or within the power of the party having the difficulty to grant) shall be entirely within the discretion of the party whose performance is affected.

     20.2 NOTIFICATION. No such causes or contingencies affecting performance hereunder shall relieve any party hereto of liability unless the party whose performance is affected thereby shall promptly notify the other in writing of the full particulars thereof and shall take all reasonable steps to remedy the force majeure.

     20.3 ALTERNATE MEANS OF DELIVERY. In the event any such cause or contingency should prevent Freeport from transporting Felmont Sulphur from the Port Sulphur Terminal or other location, Felmont shall have the right to take delivery of such sulphur at said terminal or other location in marine transportation equipment and dispose of same as Felmont shall deem fit for so long as Freeport is prevented from transporting as aforesaid by virtue of such cause or contingency.

                                  XXI. NOTICES

     Any notice, election, payment or other correspondence required or permitted under this Agreement shall be made in writing and shall be sufficiently delivered if delivered personally to the party to whom directed by courier or otherwise deposited in the United States certified or registered mail, sent by Western Union telegram or mailgram, or sent by telecopy if followed immediately by written notice by U.S. certified or registered mail, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a telecopy, telegram or mailgram, confirmation of delivery), and addressed to the party to whom directed at its below specified address, to wit:

     As to Freeport:

          Freeport Sulphur Company Division
          Freeport-McMoRan Resource Partners,
            Limited Partnership
          P.O. Box 61520
          New Orleans, Louisiana 70161
          Attention: President
          Telecopy:  (504) 582-4064

     As to Felmont:

          Felmont Oil Corporation
          250 Glenborough, Suite 300
          Houston, Texas  77067
          Attention:  W. J. Gedwed
                      Executive Vice President
          Telecopy:   (713) 872-7838
          Telephone:  (713) 872-9741

          with copy to: Land Administrator
          HOMESTAKE MINING COMPANY OF CALIFORNIA
          650 California Street
          San Francisco, California 94108

     Such notice, election payment or other correspondence shall be deemed to have been properly given upon receipt by the party to whom directed. A party may change its address for the purpose of notices or communications under this Agreement by furnishing notice of the change to the other parties in compliance with this Article XXI.

                            XXII. GOVERNING LAW

     This Agreement shall be construed and enforced in accordance with the laws of the State of Louisiana.

                           XXIII. MISCELLANEOUS

     23.1 WAIVER. No waiver by either party of any breach of any of the terms or conditions herein contained shall be construed as a waiver of any succeeding breach of the same or any other term condition.

     23.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no oral understandings, representations or warranties affecting it, including that certain Preliminary Agreement between Freeport and Felmont pertaining to the subject matter hereof and dated December 1, 1990, which such Preliminary Agreement is superseded and canceled by this Agreement as of the date first hereinabove written.

     23.3 AMENDMENTS. This Agreement may be amended or modified only by due agreement and execution of a written amendment(s) thereto.

     23.4 COMPLIANCE WITH LAWS. In performance of this Agreement, the parties shall comply with all applicable laws, regulations and orders of all applicable governing authorities.

     23.5 ASSIGNS. Subject to the provisions of Article XIX above, the terms, conditions, covenants and agreements contained in this Agreement shall extend to, be binding upon, and inure to the benefit of the successors and permitted assignees of the parties.

     23.6 HARDSHIP. In entering into this long-term Agreement, the parties hereto recognize that it is impracticable to make provision for every contingency which may arise during the term of this Agreement and the parties declare it to be their intention that this Agreement shall operate between them with fairness. If during the term of this Agreement a situation arises which is beyond the reasonable control of either party and which in not covered by any of the provisions under this Agreement and if such situation results in a material disadvantage to one party and a corresponding material advantage to the other or results in substantial hardship to one party without an advantage to the other party, the parties agree to promptly negotiate in good faith towards reaching a mutually acceptable agreement dealing with such situation.

     23.7 HEADINGS. The headings used in this Agreement are for convenience only and shall not be taken or construed to define or limit any of the terms or provisions of this Agreement. Unless otherwise provided, or unless the context shall otherwise require, words importing the singular shall include the plural.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers.

WITNESSES:                             FELMONT OIL CORPORATION

/s/Richard A. Holway                   By:  /S/DAVID FAGIN
- -------------------------------            --------------------------
                                           President

                                       FREEPORT SULPHUR COMPANY,
                                        a division of FREEPORT-McMoRan
                                        RESOURCE PARTNERS, LIMITED
                                        PARTNERSHIP

/s/Paul S. Murphy                      By:  /S/ROBERT B. FOSTER
- ------------------------------             --------------------------

                                       Name:     Robert B. Foster
                                            -------------------------
                                       Title:    President
                                            -------------------------